EXHIBIT 99.1

PRESS ANNOUNCEMENT (FOR IMMEDIATE RELEASE)

              ADVANCED MEDIA TRAINING INC. TO EXERCISE ITS OPTION
                       TO ACQUIRE 100% OF DEMATCO LIMITED

August 31, 2006 - Encino,  California  -Advanced  Media  Training,  Inc.,(OTCBB:
AMTN) announced today that it has decided to exercise its option to purchase all the remaining issued and outstanding shares of Dematco Limited ("Dematco"). On Monday, March 20, 2006, in a 5 for 4 stock exchange AMTN issued 6,464,000 of its common stock for 8,080,000 shares of Dematco' equity. The 8,080,000 shares of Dematco's common stock equaled eight percent (8%) of Dematco' total issued and outstanding equity. As part of the transaction, AMTN acquired an option to exchange 92,920,000 shares of its common stock for all of the remaining issued and outstanding equity of Dematco.

We anticipate that the transaction will be completed during the month of September 2006.

Mr. Young, president of AMTN stated that, "Dematco's positive progress in the development of its business, including the commencement of work on a major contract recently signed by Dematco with Atlantic Asset Group Inc. ("AAG") prompted our decision to exercise our option to acquire all Dematco's remaining outstanding shares." The contract with AAG, provides for the dematerialization of Trusts holding Senior Life Settlement Policies, into electronic form capable of being traded on a number of exchanges.

Additionally, Dematco has entered into a joint venture with Societe Bancaire Privee ("SBP"), a Swiss Federally regulated bank based in Geneva. Pursuant to the terms of that joint venture, a dedicated team will work on Dematco's contracts affording customers the collective expertise of Dematco and SBP in all aspects of electronic trading.

In addition Dematco has agreed to terms with Private Trading Systems Inc. (OTC symbol: PVTM) which operates an electronic trading platform known as PETS. This platform provides an execution service for financial instruments in electronic form, together with settlement, clearance and custodial services. Dematco and PVTM will co-operate on future transactions whereby each of the two shall refer future customers to the other so that each may provide their respective services and share income arising from any such transaction on the basis that 30% of such income arising will be paid to the referring party.

Dematco is currently processing the first $10M of $100M of Trusts, which when completed should yield net fees to Dematco of approximately $1.8M, after the income sharing arrangements above. The total face value of Trusts expected to be processed under this first agreement is $300M over the next 12 months.

Dematco is currently negotiating further contracts for dematerializing a number of specialised financial instruments of increasing complexity, enabling a much larger range of products to be traded electronically in future.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties including uncertainties related the outcome of our due diligence. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.


Advanced Media Training, Inc.                     For information, contact:
17337 Ventura Blvd.                               Buddy Young
Encino, CA 91316  (818) 784-0040